NEWS

                                         COMPANY CONTACT:
                                         Ira Cotler
  October 20, 2000                       Executive Vice President-Finance
                                         (941) 953-9199

                      CORRECTIONAL SERVICES CORPORATION
                      ANNOUNCES STOCK BUYBACK PROGRAM

    Sarasota, Florida -- Correctional Services Corporation (NASDAQ NMS:CSCQ) today announced that its Board of Directors had authorized a share repurchase program of up to $10 million. As of June 30, 2000 the company had 11,373,046 shares of common stock outstanding. The repurchase is expected to begin during the 4th quarter and continue over the next 12 months and may be made in the open market, in privately negotiated transactions or otherwise, depending upon bank covenants, market conditions, share price, share availability, and other factors.

    "This share repurchase program is a vital part of our strategy to maximize shareholders' value" stated James F. Slattery Chairman and CEO. "As indicated in the company's historic statements to the financial community, we are committed to enhancing shareholder value and will continue to examine additional strategies to achieve this goal. The company will utilize a percentage of capital from assets sales and excess cash flow to fund the repurchase and, with the stock trading at a significant discount to book value, we believe this to be a proper use of funds for the company."

    Through its Youth Services International subsidiary, the Company is the nation's leading private provider of juvenile programs for adjudicated youths with 35 facilities and over 4,400 juveniles in its care. In addition, Correctional Services Corporation is a leading developer and operator of adult correctional facilities operating 18 facilities representing approximately 7,100 beds. On a combined basis, the company provides services in 20 states and Puerto Rico, representing approximately 11,500 beds including aftercare services.


    SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
    ---------------------------------------------------------------------
    Certain statements contained in this press release are not historical but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events and financial performance, but are subject to many uncer-tainties and risks which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such uncer-tainties and risks include, but are not limited to: occupancy levels; the renewal of contracts, the ability to secure new contracts; availability and cost of financing to redeem YSI's debentures and to expand our business; and public resistance to privatization. Additional risk factors include those discussed in the Form 10-K as well as those set forth in the Company's joint proxy statement/prospectus, dated March 4, 2000 and those set forth in reports filed by the Company from time to time on Forms 10-Q and 8-K. The Company does not undertake any obligation to update any forward-looking statements.


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